Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree (i) to the joint filing, on behalf of each of them, of a statement on Schedule 13D (including amendments thereto) with respect to Class A ordinary shares par value of $0.0002 per share and Class B ordinary shares par value of $0.0002 per share of Nano Labs Ltd, a Cayman Islands company; and (ii) that this agreement be included as Exhibit 99.1 to such joint filing. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such joint filing and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

[Execution page follows.]

IN WITNESS WHEREOF, the undersigned have executed this agreement.

Date: September 25, 2024

Qifeng Sun

By:	/s/ Qifeng Sun
Name:	Qifeng Sun

Tricor Equity Trustee Limited

By:	/s/ Li Yan Wing Rita
Name:	Li Yan Wing Rita
Title:	Director

Forestman Trust

By:	/s/ Tricor Equity Trustee Limited as trustee of Forestman Trust
Name:	Li Yan Wing Rita
Title:	Director of Tricor Equity Trustee Limited

Star Spectrum Capital Ltd

By:	/s/ Qifeng Sun
Name:	Qifeng Sun
Title:	Director